Exhibit 21

Subsidiaries


                             Percent    State or other jurisdiction of
Name                          Owned     Incorporation or organization
-------------------------    -------    ------------------------------

One IP Voice, Inc.             100%     Delaware
InfiNet Systems, LLC *         100%     Delaware
FTG Venture Corporation *      100%     Delaware

--------------------
*  dissolved December 31, 2005.


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